                                                                  EXHIBIT (C)(7)


                             EMPLOYMENT AGREEMENT


     THIS AGREEMENT (this "Agreement") is entered into as of November 22, 1998 by and between Nicholas Gihl (the "Executive") and Total Control Products, Inc., an Illinois corporation (the "Company").

R E C I T A L S:

          A. Concurrently herewith, GE Fanuc Automation North America, Inc. ("GE Fanuc"), Orion Merger Corp. and the Company are entering into an Agreement and Plan of Merger (the "Merger Agreement"), pursuant to which Orion Merger Corp. will be commencing a tender offer (the "Offer") for the common stock of the Company and, following the consummation of such Offer, merging (the "Merger") with and into the Company, whereupon the Company will become a wholly-owned subsidiary of GE Fanuc.

          B. The Executive is the beneficial owner of certain shares of common stock of the Company and intends to tender such shares to Orion Merger Corp. pursuant to the Tender Offer.

          C. The Company and the Executive have entered into an Employment Agreement, dated as of December 19,1996 (the "Prior Agreement") pursuant to which the Executive is employed as an executive officer of the Company.

          D. Commencing upon the consummation of the Offer, the Company desires to continue the employment of the Executive as an executive officer of the Company and the Executive agrees to be so bound, all on the terms and subject to the conditions set forth herein, and the Company and the Executive desire to terminate the Prior Agreement.

          E. The Company desires to bind the Executive to certain restrictive covenants and the Executive agrees to be so bound, all on the terms and subject to the conditions set forth herein.


A G R E E M E N T:

     NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

          1. EFFECT OF AGREEMENT; TERMINATION OF PRIOR AGREEMENT. This Agreement shall become effective upon the consummation of the Offer and shall terminate and be of no further force or effect if the Merger Agreement shall be terminated prior to the consummation of the Offer. Upon consummation of the

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Offer, the Prior Agreement shall terminate and shall be of no further force or effect whatsoever.

          2. TERM. Subject to the terms and conditions set forth herein and unless sooner terminated as hereinafter provided, the Company shall employ the Executive and the Executive agrees to serve as an employee of the Company during the period beginning at the consummation of the Offer and ending on the third anniversary thereof (the "Employment Term"). After the expiration of the Employment Term, the Executive's employment hereunder shall automatically renew for successive one-year periods (each, a "Renewal Term") unless either party hereto delivers written notice to the other party hereto, at least ninety (90) days prior to the expiration of the Employment Term or any Renewal Term thereof, as the case may be, of his or its desire to terminate the Executive's employment with the Company. The Employment Term and any Renewal Term thereof are collectively referred to herein as the "Term."

          3. EMPLOYMENT DUTIES. During the Term, the Executive shall serve as the President & CEO of the Company. The Executive shall faithfully, diligently and competently perform such duties and responsibilities as are commensurate with his position and such other duties as are commensurate with his position that may from time to time be assigned to him by the Board of Directors of the Company (the "Board").

          4. COMPENSATION. As compensation for the services to be performed and the duties and responsibilities to be assumed by the Executive during the Term, the Company shall pay to the Executive the following compensation:

     (a) A salary (the "Salary") in an amount equal to $260,000 per annum. The Company shall review the Salary annually during the Term and any increases in Salary shall be made at the sole discretion of the Company. The Salary shall be payable to the Executive in accordance with the Company's ordinary payment practices for salaried employees.

     (b) The Executive shall be entitled to participate in the Company's executive bonus plan (a "Bonus") on the same terms as the participation of other executives of the Company; provided, however, that, during the Employment Term, the Executive shall earn a Bonus of not less than $40,000 per year, but shall be eligible to earn a larger Bonus based on achieving Company performance objectives. In no event shall any Bonus be paid to the Executive for any calendar year of the Company unless the Executive is employed throughout the entire calendar year by the Company or any of its Affiliates (as defined below). The Bonus shall be determined from the Company's internal accounting records, which shall be finally approved by the Board of Directors of the Company (the "Board") or any compensation committee thereof. The Bonus awarded to the Executive in respect of any particular calendar year shall be paid at the same time as bonuses are paid to other executives of the Company.

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     (c)  The Executive shall receive a grant of 5,000 restricted shares of stock of General Electric Company (subject to the approval of the General Electric Company Board of Directors). The restriction lapse date for 2,500 of such shares shall be the last day of the Employment Term and for the remaining 2,500 shares shall be the last day of the fifth year of the Term. Such shares shall be granted subject to the terms of the GE 1990 Long Term Incentive Plan.

     As used herein, an "Affiliate" shall mean and include any person or entity which controls a party, which such party controls or which is under common control with such party. "Control" means the power, direct or indirect, to direct or cause the direction of the management and policies of a person or entity through voting securities, contract or otherwise.

          5. VACATIONS. The Executive shall be entitled to reasonable vacations in accordance with the Company's policies applicable to its senior executives generally, but in no event less than three weeks annually, which shall be taken at such time or times as shall be mutually determined by the Company and the Executive.

          6.   BENEFITS.

     (a) During the Term, the Executive shall be entitled to participate in such employee benefit plans and programs as are maintained by the Company, to the extent that his position, service, compensation, age, health and other qualifications make him eligible to participate. The Company does not promise the adoption or continuance of any particular plan or program during the Term, and the Executive's (and his eligible dependents') participation in any such plan or program shall be subject to the provisions, rules, regulations and laws applicable thereto.

     (b) During the Term, the Executive shall be entitled to such other fringe benefits as are provided to employees of the Company with comparable positions, service and compensation as the Executive.

          7. REIMBURSEMENT OF EXPENSES. During the Term, the Executive shall be entitled to prompt reimbursement for ordinary, necessary and reasonable out-of-pocket trade or business expenses which the Executive incurs in connection with performing his duties under this Agreement. The reimbursement of all such expenses shall be made upon presentation of evidence reasonably satisfactory to the Company of the amounts and nature of such expenses and shall be subject to the reasonable approval of the Board.

          8.   RESTRICTIVE COVENANTS. The Executive acknowledges and agrees that
(a) through his continuing services to the Company, he will learn valuable trade secrets and other proprietary information relating to the Company's business;
(b) the Executive's services to the Company are unique in nature; (c) the Company's business is national in scope; and (d) the Company would be irreparably damaged if the Executive

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were to provide services to any person or entity in violation of the restrictions contained in this Agreement. Accordingly, as an inducement to the Company to enter into this Agreement, the Executive agrees that during the Term and for two years thereafter (such period being referred to herein as the "Restricted Period"), the Executive shall not, directly or indirectly, either for himself or for any other person or entity, without the prior written consent of the Board of Directors of GE Fanuc:

     (a) anywhere in the United States, engage or participate in, or assist, advise or be connected with (including as an employee, owner, partner, shareholder, officer, director, advisor, consultant, agent or (without limitation by the specific enumeration of the foregoing) otherwise), or permit his name to be used by or render services for, any person or entity engaged in, or making plans to engage in, a business that competes with the business conducted by, or proposed to be conducted by, GE Fanuc or any of its subsidiaries (a "Competing Business");

     (b) take any action which might divert from GE Fanuc or any of its subsidiaries any opportunity (each, an "Opportunity") which would be within the scope of the business then conducted by GE Fanuc or any of its subsidiaries and shall offer each Opportunity to GE Fanuc, which GE Fanuc may, in its sole discretion, decide to pursue or not;

     (c) solicit, attempt to solicit, aid in the solicitation of or accept any orders from any person or entity who is or has been a customer of GE Fanuc or any of its subsidiaries, at any time during the period beginning one year prior to the date of termination of his employment through the Restrictive Period, to purchase products or services from any person or entity which products or services could have been supplied or performed, as the case may be, by GE Fanuc or any of its subsidiaries (other than from GE Fanuc or any of its subsidiaries);

     (d) solicit, attempt to solicit or aid in the solicitation of any person or entity who is or has been a customer, supplier, licensor, licensee or person or entity having any other business relationship with GE Fanuc or any of its subsidiaries, at any time during the period beginning one year prior to the date of termination of his employment through the Restrictive Period, to cease doing business with or alter its business relationship with GE Fanuc or any of its subsidiaries; or

     (e) solicit or hire any person or entity who is a director, officer or employee of GE Fanuc or any of its subsidiaries to perform services for any person or entity other than GE Fanuc or any of its subsidiaries or to terminate his or her employment with GE Fanuc or any of its subsidiaries.

          9. DISCLOSURE OF CONFIDENTIAL INFORMATION. The Executive recognizes that he will occupy a position of trust and confidence with the Company as to Confidential Information (as herein defined) pertaining to the Company and its Affiliates. As an inducement for the Company to enter into this Agreement, the Executive therefore agrees that:

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     (a)  for the longest period permitted by law from the date of this
Agreement, the Executive shall hold in the strictest confidence and shall not, other than as required by law, without the prior written consent of the Board of Directors of GE Fanuc, use for his own benefit or that of any third party or disclose to any person, firm or corporation (except the Company, an Affiliate of the Company or employees of the Company and its Affiliates) any Confidential Information. For purposes of this Agreement, "Confidential Information" shall mean any (i) trade secret or other confidential or secret information of the Company or of any of its Affiliates or (ii) other technical, business, proprietary or financial information of the Company or any of its Affiliates not available to the public generally or to the competitors of the Company or any of its Affiliates.

     (b) The Executive (and if deceased, the Executive's personal representative) shall promptly following a request therefor from GE Fanuc return to the Company, without retaining copies, all tangible items which are or which contain Confidential Information. The Executive shall also surrender all computer print-outs, laboratory books, floppy disks and other such media for storing software and information, work papers, files, client lists, telephone and/or address books, rolodex cards, internal memoranda, appointment books, calendars, keys and other tangible things entrusted to the Executive by the Company or any of its Affiliates or authored in whole or in part by the Executive within the scope of his duties to the Company even if such things do not contain Confidential Information; and

     (c) at the request of GE Fanuc made at any time or from time to time hereafter, the Executive (and if deceased, the Executive's personal representative) shall make, execute and deliver all applications, papers, assignments, conveyances, instruments or other documents and shall perform or cause to be performed such other lawful acts as GE Fanuc may reasonably deem necessary or desirable to implement any of the provisions of this Agreement, and shall give testimony and cooperate with the Company, its Affiliates or their respective representatives in any controversy or legal proceedings involving the Company, its Affiliates or their respective representatives with respect to any Confidential Information, the reasonable expenses of such testimony and cooperation to be paid by the Company.

          10. INVENTIONS. The Executive acknowledges that in his capacity as an executive officer of the Company, he will be involved in (i) the conception of making of improvements, discoveries, inventions or the like (whether patentable or unpatentable and whether or not reduced to practice), (ii) the authorship of copyrightable works and (iii) the development of trade secrets relating to the Company or any of its Affiliates. The Executive acknowledges that all such intellectual property developed in connection with his employment with the Company is the exclusive property of the Company. The Executive hereby waives any rights he may have in or to such intellectual property, and the Executive hereby assigns to the Company all right, title and interest in and to such intellectual property. At the request of GE Fanuc and at no expense to the Executive, the Executive shall execute and deliver all such papers, including, without limitation, any

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assignment documents, and shall provide such cooperation as may be necessary or desirable, or as GE Fanuc may reasonably request, in order to enable the Company to secure and exercise its rights to such intellectual property.

          11. SPECIFIC PERFORMANCE. The Executive agrees that any violation by him of Sections 8, 9, or 10 of this Agreement would be highly injurious to the Company and its Affiliates and would cause irreparable harm to the Company and its Affiliates. By reason of the foregoing, the Executive consents and agrees that if he violates any provision of Sections 8, 9 or 10 of this Agreement, the Company and its Affiliates shall be entitled, in addition to other rights and remedies that they may have, to apply to any court of competent jurisdiction for specific performance and/or injunctive or other relief in order to enforce, or prevent any continuing violation of, the provisions of such section. In the event the Executive breaches a covenant contained in this Agreement, the Restricted Period applicable to the Executive with respect to such breached covenant shall be extended for the period of such breach. The Executive also recognizes that the territorial, time and scope limitations set forth in Sections 8 and 9 are reasonable and are properly required for the protection of the Company and its Affiliates and in the event that any such territorial, time or scope limitation is deemed to be unreasonable by a court of competent jurisdiction, the Company and the Executive agree, and the Executive submits, to the reduction of any or all of said territory, time or scope limitations to such an area, period or scope as said court shall deem reasonable under the circumstances. The Executive represents, warrants and acknowledges that he has available to him sufficient other means of support so that observance of the covenants contained in Sections 8, 9 and 10 shall not deprive him of his ability to earn a livelihood or support his dependents.

          12. TERMINATION FOR CAUSE. During the Term, the Executive's employment with the Company may be terminated by the Board "for cause," which shall include (a) the Executive's conviction for, or plea of nolo contendere to, a felony or a crime involving moral turpitude; (b) the Executive's commission of an act involving personal dishonesty or fraud involving personal profit in connection with the Executive's employment with the Company; (c) the Executive's commission of an act involving willful misconduct or gross negligence on the part of the Executive in the conduct of his duties hereunder; (d) the Executive's breach of any material provision of this Agreement where such breach continues for a period of twenty (20) days after the Executive's receipt of written notice of such breach from the Company; or (e) willful violation of the Parent's integrity policies as set forth in the booklet "The Spirit and Letter," a copy of which has been provided to the Employee. In the event of termination under this Section 12, the Company's obligations under this Agreement shall cease and the Executive shall forfeit all his rights to receive any compensation or benefits under this Agreement, except that the Executive shall be entitled to his Salary and benefits for services already performed as of the date of termination of the Executive's employment hereunder.

          13. GOOD REASON. The Executive shall be entitled to terminate his employment hereunder at any time for Good Reason. For the purposes of this Agreement, the Executive shall have "Good Reason" to terminate his employment hereunder (i) upon a

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significant demotion or material adverse change in his duties and responsibilities; (ii) upon a reduction in Salary, Bonus or in fringe benefits provided to him of 10% or more; (iii) upon a material breach by the Company of its agreements and covenants set forth herein; (iv) upon a requirement to relocate, except for office relocations that would not increase the Executive's one-way commute distance by more than fifty (50) miles from the most recent principal residence selected by the Executive prior to notice of relocation; or
(v) if General Electric Company no longer controls the Company, directly or indirectly, or all or substantially all of the assets of the Company are purchased by any person who is not controlled directly or indirectly by General Electric Company.

          14.  DEATH OR DISABILITY.

          (a)  This Agreement shall terminate upon the Executive's death.

     (b) If the Executive becomes permanently disabled (determined as provided below) during the Term, his employment with the Company shall terminate as of the date such permanent disability is determined. The Executive shall be considered to be permanently disabled for purposes of this Agreement if he is unable by reason of accident or illness (including mental illness) to perform the material duties of his regular position with the Company and is (i) not expected to recover from his disability within a period of six (6) months from the commencement of the disability; or (ii) not expected to be able to perform his material duties of his regular position with the Company for a period of six
(6) months in any consecutive twelve (12) month period as a result of the same disability. If at any time the Executive claims or is claimed to be permanently disabled, a physician acceptable to both the Executive, or his personal representative, and the Company (which acceptances shall not be unreasonably withheld) shall be retained by the Company and shall examine the Executive. The Executive shall cooperate fully with the physician. If the physician determines that the Executive is permanently disabled, the physician shall deliver to the Company a certificate certifying both that the Executive is permanently disabled and the date upon which the condition of permanent disability commenced. The determination of the physician shall be conclusive.

     (c) The Executive's right to his compensation and benefits under this Agreement shall cease upon his death or disability, except that the Executive (or his estate or heirs) shall be entitled to his Salary and a pro rata portion of his Bonus and benefits for services already performed as of the date of his death or disability.

          15.  EFFECT OF TERMINATION.

     (a) If the Company terminates the Executive's employment hereunder for any reason (including, without limitation, the Company's failure to renew the term of this Agreement at the end of the Employment Term or any Renewal Term thereof, as applicable) other than for cause, death or disability during the Term or the Executive terminates this Agreement for Good Reason during the Term, provided the Executive (or the Executive's executor or other legal representative in the case of the Executive's death

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or Disability) executes the Release (as defined in Section (f) below), (i) the
Company shall pay the Executive in one lump sum an amount equal to (A) twenty-four times the greater of (I) his monthly Salary as of the date of termination or (II) his highest monthly Salary during the prior twelve month period; plus
(B) two times the bonus paid to the Executive for the fiscal year immediately prior to the date of such termination under the bonus plan of the Company and
(ii) the Company shall continue the Executive's medical insurance benefits for a period equal to twelve months or until the Executive is eligible for medical coverage under a plan of a successive employer.

     (b) If the Executive terminates his employment with the Company for any reason whatsoever other than for Good Reason, the Company's obligations under this Agreement shall cease and the Executive shall forfeit all his rights to receive any compensation or benefits under this Agreement, except that the Executive shall be entitled to his Salary and benefits for services already performed as of the date of termination of this Agreement.

     (c) Any amounts payable to the Executive pursuant to this Section 15 shall be paid in full in a lump sum not more than sixty (60) days following the date of termination of the Executive's employment hereunder.

     (d) The Executive shall not be required to mitigate the amount of any payment contemplated by this Section 15 (whether by seeking new employment or in any other manner), nor shall any such payment be reduced by any earnings that the Executive may receive from any other source.

     (e) The transfer of the Executive's employment from the Company to an Affiliate of the Company and the assumption of this Agreement by such Affiliate shall not constitute a termination of employment for purposes of this Section 15.

     (f) Notwithstanding anything to the contrary contained in this Agreement, no amount shall be payable to the Executive (or the Executive's executor or other legal representative in the case of the Executive's death or Disability) pursuant to this Section 15 unless and until the Executive (or the Executive's executor or other legal representative in the case of the Executive's death or Disability) executes a general release in the form of Exhibit A attached hereto (the "Release").

     16.  CERTAIN ADDITIONAL PAYMENTS BY THE COMPANY.

     (a) If it shall be determined that any payment or distribution by the Company or its affiliated companies to or for the benefit of the Executive (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, but determined without regard to any additional payments required under this Section 4) (a "Payment") would be subject to the excise tax imposed by Section 4999 of the Code, or any interest or penalties are incurred by the Executive with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively

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referred to as the "Excise Tax"), then the Executive shall be entitled to receive an additional payment (a "Tax Reimbursement Payment") in an amount equal to the Excise Tax imposed upon the Payments. The Company will pay the Tax Reimbursement Payment to the Executive not less than five days prior to the date on which the Executive must pay such excise tax.

          (b) Subject to the provisions of Section 4(c), all determinations required to be made under this Section 4, including whether and when a Tax Reimbursement Payment is required and the amount of such Tax Reimbursement Payment and the assumptions to be utilized in arriving at such determination, shall be made by the Company's public accounting firm (the "Accounting Firm") which shall provide detailed supporting calculations both to the Company and the Executive within 15 business days of the receipt of notice from the Executive that there has been a Payment, or such earlier time as is requested by the Company. All fees and expenses of the Accounting Firm shall be borne solely by the Company. If the Accounting Firm determines that no Excise Tax is payable by the Executive, it shall furnish the Executive with a written opinion that failure to report the Excise Tax on the Executive's applicable federal income tax return would not result in the imposition of a negligence or similar penalty. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Tax Reimbursement Payments which will not have been made by the Company should have been made ("Underpayment"), consistent with the calculations required to be made hereunder. In the event that the Company exhausts its remedies pursuant to Section 4(c) and the Executive thereafter is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Company to or for the benefit of the Executive.

          (c) The Executive shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of the Tax Reimbursement Payment. Such notification shall be given as soon as practicable but no later than 10 business days after the Executive is informed in writing of such claim and shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid. The Executive shall not pay such claim prior to the expiration of the 30-day period following the date on which the Executive gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company notifies the Executive in writing prior to the expiration of such period that it desires to contest such claim, the Executive shall:

          (1) give the Company any information reasonably requested by the Company relating to such claim,

          (2) take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without

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limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company,

          (3) cooperate with the Company in good faith in order effectively to contest such claim, and

          (4) permit the Company to participate in any proceedings relating to such claim;

provided, however, that the Company shall bear and pay directly all costs and
--------  -------
expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold the Executive harmless, on an after-tax basis, for any Excise Tax or income tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses.

          (d) If, after the receipt by the Executive of an amount advanced by the Company pursuant to Section 4(c), the Executive becomes entitled to receive, and receives, any refund with respect to such claim, the Executive shall (subject to the Company's complying with the requirements of Section 4(c)) promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after the receipt by the Executive of an amount advanced by the Company pursuant to
Section 4(c), a determination is made that the Executive shall not be entitled to any refund with respect to such claim and the Company does not notify the Executive in writing of its intent to contest such denial of refund prior to the expiration of 30 days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of Tax Reimbursement Payment required to be paid.

     17.  MISCELLANEOUS.

     (a) All notices required or permitted to be given hereunder shall be in writing and shall be deemed given (i) when delivered in person at the time of such delivery or by telecopy with receipt of transmission indicating the date and time (provided, however, that notice delivered by telecopy shall only be effective if such notice is also delivered by hand or deposited in the United States mail, postage prepaid, registered or certified mail, on or before two (2) business days after its delivery by telecopy), (ii) when received if given by a nationally recognized overnight courier service or (iii) two (2) business days after being deposited in the United States mail, postage prepaid, registered or certified mail, addressed as follows:

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          if to the Executive:

          Nicholas Gihl
          433 Hillside
          Elmhurst, Illinois  60126
          Fax: (630) 617-5327

          with a copy to:

          D'Ancona & Pflaum
          30 N. LaSalle Street
          Suite 2900
          Chicago, Illinois  60602
          Attention: Mark Albert
          Fax: (312) 580-0932

          if to the Company:

          Total Control Products, Inc.
          2001 N. Janice Avenue
          Melrose Park, Illinois  60160
          Attn:  Chief Financial Officer
          Fax:   (708) 345-5670


          with a copy to:

          GE Fanuc Automation North America, Inc.
          P.O. Box 198
          Charlottesville, VA 22906
          Attn:  General Counsel
          Fax:   (804) 978-6200

and/or to such other address or addresses as may be designated by notice given in accordance with the provisions hereof.

     (b) This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors and permitted assigns. As to the Executive, this Agreement is a personal service contract and shall not be assignable by the Executive, but all obligations and agreements of the Executive hereunder shall be binding upon and enforceable against the Executive and the Executive's personal representatives, heirs, legatees and devisees.

     (c) The parties adopt the Recitals to this Agreement and agree and affirm that construction of this Agreement shall be guided thereby; this Agreement contains all of

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the agreements between the parties with respect to the subject matter hereof;
and this Agreement supersedes all other agreements, oral or written, between the parties hereto with respect to the subject matter hereof.

     (d) No change or modification of this Agreement shall be valid unless the same shall be in writing and signed by all of the parties hereto. No waiver of any provisions of this Agreement shall be valid unless in writing and signed by the waiving party. No waiver of any of the provisions of this Agreement shall be deemed, or shall constitute, a waiver of any other provision, whether or not similar, nor shall any waiver constitute a continuing waiver, unless so provided in the waiver.

     (e) If any provisions of this Agreement (or portions thereof) shall, for any reason, by invalid or unenforceable, such provisions (or portions thereof) shall be ineffective only to the extent of such invalidity or unenforceability, and the remaining provisions of this Agreement (or portions thereof) shall nevertheless be valid, enforceable and of full force and effect.

     (f) The section or paragraph headings or titles herein are for convenience of reference only and shall not be deemed a part of this Agreement.

     (g) This Agreement may be executed in multiple counterparts, each of which shall be deemed to be an original and all of which taken together shall constitute a single instrument.

     (h) Notwithstanding anything to the contrary contained herein, the Executive's rights and obligations under Sections 8, 9, 10, 11 and 15 shall survive the expiration or termination of this Agreement (other than a termination pursuant to Section 1).

     (i) This Agreement shall be governed and controlled as to validity, enforcement, interpretation, construction, effect and in all other respects by the laws of the State of Illinois applicable to contracts made in that State (other than any conflict of laws rule which might result in the application of the laws of any other jurisdiction).

     (j) The Executive hereby expressly submits and consents in advance to the jurisdiction of the federal and state courts of the State of Illinois for all purposes in connection with any action or proceeding arising out of or relating to this Agreement.

     (k) The Company shall require any successor (whether direct or indirect and either by purchase, lease, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company's business and/or assets, by an agreement in substance and form satisfactory to the Executive, to assume this Agreement and to agree expressly to perform this Agreement in the same manner and to the same extent as the Company would be required to perform it in the absence of a succession. Regardless of such assumption, the Company shall remain liable for performance of this Agreement if the successor corporation fails to perform this Agreement.

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

     (l) All costs, including any legal fees and other expenses incurred (including all such fees and expenses incurred by the Executive in contesting or disputing any termination under this Agreement or in seeking to obtain or enforce any of his rights or benefits under this Agreement), shall be paid by the Company. All costs, including legal fees and other expenses incurred in defending or asserting the validity and enforceability of this Agreement against challenge by any person in any forum shall be paid by the Company.

          IN WITNESS WHEREOF, the parties have executed this Agreement on the date first above written.


                              /s/ Nicholas Gihl
                              -----------------------------------
                              NICHOLAS GIHL



                              TOTAL CONTROL PRODUCTS, INC.


                              By: /s/ Peter A. Nicholson
                                 -------------------------------
                                  Name:  Peter A. Nicholson
                                  Title: CFO

EXHIBIT A

                                    Date of Notification:_________________

GENERAL RELEASE

          This is a General Release (this "Release") executed by _______________ (the "Executive") pursuant to Section 15 of the Employment Agreement dated as of __________, 1998 (the "Employment Agreement") between Total Control Products, Inc., an Illinois corporation (the "Company"), and the Executive.

          WHEREAS, the employment of the Executive will be terminated by the Company;

          WHEREAS, the Company and the Executive intend that the terms and conditions of the Employment Agreement and this Release shall govern all issues related to the Executive's employment and termination of employment by the Company;

          WHEREAS, the Executive has had at least 45 days to consider the form of this Release;

          WHEREAS, the Company advised the Executive in writing to consult with a lawyer before signing this Release;

          WHEREAS, the Executive has represented and hereby reaffirms that the Executive has disclosed to the Company any information in the Executive's possession concerning any conduct involving the Company, __________, a ________ corporation (the "Parent"), or their affiliates that the Executive has any reason to believe involves any false claims to the United States or is or may be unlawful or violates the policies of the Company or the Parent in any respect;

          WHEREAS, the Executive acknowledges that the consideration to be provided to the Executive under the Employment Agreement is sufficient to support this Release;

          WHEREAS, the Executive represents that the Executive has not filed any charges, claims or lawsuits against the Company or the Parent involving any aspect of the Executive's employment which have not been terminated as of the date of this Release; and

          WHEREAS, the Executive understands that the Company regards the representations by the Executive as material and that the Company is relying on these representations in paying amounts to the Executive pursuant to the Employment Agreement.

                  THE EXECUTIVE THEREFORE AGREES AS FOLLOWS:

          1. The Executive's employment with the Company shall terminate on _______________ (the "Termination Date").

          2.   The Executive shall receive the termination payments set forth in
Section 15 of the Employment Agreement.

          3. The Employee Innovation and Proprietary Information Agreement with the Company remains in effect in accordance with its terms.

          4. The Executive, on behalf of the Executive and anyone claiming through the Executive, including the Executive's heirs, assigns and agents, releases and discharges the Company, the Parent and their respective directors, officers, employees, subsidiaries, affiliates and agents, and the predecessors, successors and assigns of any of them (the "Released Parties"), from each and every claim, action or right of any sort, in law or in equity, known or unknown, asserted or unasserted, foreseen or unforeseen, arising on or before the Effective Date (as set forth in Section 11 hereof).

          (a) This Release includes, but is not limited to: any claim of discrimination on the basis of race, sex, religion, marital status, sexual orientation, national origin, handicap or disability, age, veteran status, special disabled veteran status or citizenship status; any other claim based on a statutory prohibition or common law doctrine; any claim arising out of or related to the Executive's employment with the Company, the terms and conditions thereof or the termination or cessation thereof; any express or implied employment contract, any other express or implied contract affecting terms and conditions of the Executive's employment or the termination or cessation thereof, or a covenant of good faith and fair dealing; any tort claims and any personal gain with respect to any claim arising under the qui tam provisions of the False Claims Act, 31 U.S.C. 3730.

          (b) The Executive represents that the Executive understands this Release, that rights and claims under the Age Discrimination in Employment Act of 1967, as amended, the Civil Rights Act of 1964, as amended, the Civil Rights Act of 1991, the Civil Rights Act of 1866, the Older Workers' Benefit Protection Act, the Family and Medical Leave Act, the Americans With Disabilities Act, the Employee Retirement Income Security Act of 1974 and the Wisconsin Fair Employment Act are among the rights and claims against the Released Parties the Executive is releasing, and that the Executive understands that the Executive is not releasing any rights or claims arising after the Effective Date.

          (c) The Executive further agrees never to sue the Released Parties or cause the Released Parties to be sued regarding any matter within the scope of this Release. If the Executive violates this Release by suing any of the Released Parties or causing any of the Released Parties to be sued, the Executive agrees to pay all costs and expenses of defending against the suit incurred by the Released Parties, including reasonable attorneys' fees.

          (d) The Executive expressly represents and warrants that the Executive is the sole owner of the actual or alleged claims, demands, rights, causes of action and other matters that are released herein, that the same have not been transferred or assigned or caused to be transferred or assigned to any other person, firm, corporation or other entity, and that the Executive has the full right and power to grant, execute and deliver this Release.

          5. The Executive acknowledges that the Executive is bound by the provisions of Section 4 of the Employment Agreement.

          6. The Executive understands that any and all Company covenants which relate to Company obligations to the Executive after the Termination Date, including but not limited to the payments set forth in Section 3 of the Employment Agreement, are contingent on the Executive's satisfaction of the Executive's obligations under this Release.

          7. The Executive agrees that, for the period commencing on the Termination Date and ending on the second anniversary of the Termination Date, the Executive will be reasonably available to the Company and the Parent to respond to requests by the Company or the Parent for information pertaining to or relating to the Company, the Parent and their affiliates, subsidiaries, agents, officers, directors or employees which may be within the knowledge of the Executive. The Executive will cooperate fully with the Company in connection with any and all existing or future litigation or investigations brought by or against the Company, the Parent or any of their affiliates, agents, officers, directors or employees, whether administrative, civil or criminal in nature, in which and to the extent the Company deems the Executive's cooperation necessary. The Executive understands that the Company will reimburse the Executive for reasonable out-of pocket expenses incurred as a result of such cooperation. Nothing herein shall prevent the Executive from communicating with or participating in any government investigation. The Executive will act in good faith to furnish the information and cooperation required by this Section 7 and the Company will act in good faith so that the requirement to furnish such information and cooperation does not create a hardship for the Executive.

          8. The Executive agrees, subject to any obligations the Executive may have under applicable law, that the Executive will not make or cause to be made any statements that disparage, are inimical to, or damage the reputation of the Company, the Parent or any of their affiliates, subsidiaries, agents, officers, directors or employees. In the event such a communication is made to anyone, including but not limited to the media, public interest groups and publishing companies, it will be considered a material breach of the terms of the Employment Agreement and this Release and the Executive will be required to reimburse the Company for any and all payments made under the terms of the Employment Agreement and all commitments to make additional payments to the Executive will be null and void.

          9. The Company is not obligated to offer employment to the Executive (or to accept services or the performance of work from the Executive directly or indirectly) now or in the future.

          10. The Executive may revoke this Release in writing within seven days of signing it. This Release will not take effect until the Effective Date. If the Executive revokes this Release, all of its provisions and the provisions of Section 3 of the Employment Agreement shall be void and unenforceable.

          11. The Termination Date of the Executive's employment will be __________. The Effective Date shall be the day after the end of the revocation period described in Section 10 hereof.

          12. The Executive shall keep strictly confidential all the terms and conditions, including amounts, in the Employment Agreement and this Release and shall not disclose them to any person other than the Executive's spouse, the Executive's legal or financial advisor or United States governmental officials who seek such information in the course of their official duties, unless compelled by law to do so. If a person not a party to the Employment Agreement requests or demands, by subpoena or otherwise, that the Executive disclose or produce the Employment Agreement or this Release or any terms or conditions thereof, the Executive shall immediately notify the Company and shall give the Company an opportunity to respond to such notice before taking any action or making any decision in connection with such request or subpoena.

          13. The Employment Agreement and this Release constitute the entire understanding between the parties. The Executive has not relied on any oral statements that are not included in the Employment Agreement or this Release.

          14. This Release shall be construed, interpreted and applied in accordance with the law of the State of [Illinois] (other than conflict of laws principles).


                              EXECUTIVE


                              ___________________________________

                              Date:  _____________________________

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